UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported): October 20, 2003.

ENCISION, INC.

(Exact name of Registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr., Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 444-2600

Item 12.      Results of Operations and Financial Condition

On October 20, 2003, Encision Inc. issued a press release announcing if financial results for the second quarter ended September 30, 2003.  The text of the press release is set forth beginning on the following page.

Encision Reports Q2 Net Income

On Increased Revenue

Boulder, Colorado, October 20, 2003 — Encision Inc. (OTC Bulletin Board: ECSN.OB) today reported net income and increased revenue for its fiscal 2004 six month period ended September 30, 2003.  The net income in second quarter represents the fifth consecutive quarter of profitability for Encision.

The Company achieved revenues for its fiscal second quarter of $1,880,000, a 7 percent increase over revenues of $1,754,000 for the quarter ended September 30, 2002.  The Company reported a net income of $32,000 or $0.01 per share, compared to a net income of $95,000 or $0.02 per share in the second quarter of last fiscal year.

Revenues for the six months ended September 30, 2003 of $3,582,000 represented a 16 percent increase over prior fiscal year’s six months revenues of $3,096,000.  Net income of $67,000 or $0.01 per share for the current fiscal year’s six months compares to a net income of $5,000 or $0.00 per share for the prior fiscal year’s six months.  Gross profit margin for the six months just ended was 58 percent compared to 61 percent in the prior year.

“The ongoing revenue from our installed base of hospitals remains solid due to strong customer retention,” said James A. Bowman, President and CEO of Encision.  “Over 350 hospitals have converted to our AEM® Instruments to advance patient safety and patient outcome in minimally-invasive surgery.”

“New hospital conversions to our AEM Surgical Instruments contributed to top line revenue growth,” stated Mr. Bowman.  “We converted fifteen new hospitals to AEM Instruments during Q2, including many that are considered the premier healthcare institution in their communities, i.e. Baylor Medical Center (TX) and Anne Arundel Medical Center (MD).  We continue to achieve market gains and the pipeline of new hospital prospects remains very strong; however, progress through the sales continuum has slowed and we have seen a lower rate of new hospital conversions during the past six months.  We believe this is due to a combination of factors, including general economic conditions.  Despite this, the Company’s operations and business model are performing as intended and providing profitable results.”

“Encision has taken recent actions intended to lead to improved results commensurate with the special potential of our AEM technology,” added Mr. Bowman.  “These actions include adding personnel to our sales management team to more effectively manage the network of independent sales representatives and expand the effective coverage range.  A larger sales management team is focused on training, directing, motivating and managing the independent rep network to expand our effective coverage range and increase the rate of new account conversions.”

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

ENCISION INC.

Results of Operations

(Unaudited)

	For Three Months Ended September 30,
	2003	2002

Net Revenue	$1,880,019	$1,753,873
Cost of Revenue	$772,711	$685,796
Gross Profit	$1,107,308	$1,068,077
Gross Margin	59%	61%
Operating Expenses	$1,071,971	$978,454
Operating Income	$35,337	$89,623
Net Income	$31,745	$95,270
Basic and Diluted Net Income per Share	$0.01	$0.02

	For Six Months Ended September 30,
	2003	2002

Net Revenue	$3,581,959	$3,096,265
Cost of Revenue	$1,504,718	$1,198,856
Gross Profit	$2,077,241	$1,897,409
Gross Margin	58%	61%
Operating Expenses	$2,005,242	$1,896,573
Operating Income (Loss)	$71,999	$836
Net Income (Loss)	$66,740	$4,619
Basic and Diluted Net Income per Share	$0.01	$0.00

ENCISION INC.
Balance Sheet
(Unaudited)

	September 30, 2003	March 31, 2003

Cash and Cash Equivalents	$1,378,653	$585,552
Current Assets	3,408,741	2,523,612
Total Assets	3,921,435	2,933,129
Current Liabilities	838,445	926,781
Shareholders’ Equity	3,059,455	2,006,348
Total Liabilities and Shareholders’ Equity	$3,921,435	$2,933,129

CONTACT: Marcia McHaffie, Controller of Encision Inc., 303-444-2600 ext. 101

SOURCE: Encision Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: October 20, 2003	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer